RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       First Quarter 2007 Conference Call
                                 August 17, 2006
                                   10:30 am ET

Operator:         Good morning & welcome ladies and gentleman to the Rand
                  Logistics First Quarter 2007 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the company we will open the conference up for Questions & Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:    Thank you operator. Good morning everyone, and thank you for joining us for Rand's first quarterly conference call. After my opening remarks, Scott Bravener, President & CEO of Lower
                  Lakes, will discuss operational highlights from the first quarter. Then Joe McHugh, CFO of Rand, will cover the financial results, and Ed Levy, President of Rand, will give an overview of our recently announced time charter agreement,


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                  which substantially expanded our shipping capacity and further strengthens the Company's competitive position in the niche River Class market. Finally, I will wrap up with an overview of our long-term growth strategy, and then we will open up the call for questions.

                  I am pleased to say that we started the shipping season with a strong quarter. We began work under various new contracts and continued work under many existing agreements. We achieved solid revenue growth, and our cost effective operations enabled us to generate strong cash flow. Demand for our capacity remains robust, and while we do not intend to provide guidance, we anticipate a good year of operating results.

                  Now I'd like to turn the call over to Scott. Scott?

Scott Bravener:   Thanks Laurence. As we mentioned in our news release, first quarter revenue growth was driven primarily by three factors:

                  #1 - Utilization rates as measured by vessel sailing days. The total number of available sailing days during the quarter was 91 - multiplying this by our 8 vessels gave us a maximum of 728 sailing days for the fleet. We sailed for 696 days, up from 666 in the comparable period. This was primarily due to the timely completion of winter maintenance and capital improvements.

                  #2 -An increase in revenues due to rate increases, scheduling efficiencies and fuel surcharges. The scheduling efficiencies were driven by continued strong demand and production improvements from our customer base.

                  #3 - Improvements in our operating performance, particularly from our US fleet. This was largely a result of changes implemented within our management structure and the continuing capital expenditure program on these vessels. Our lost time factor as a percentage of vessel sailing days decreased across the entire fleet due to increased operating efficiencies and a reduction in vessel delays due to weather and mechanical failures.

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                  Our revenues also reflect the high demand for transportation services on the Great Lakes, and the limited capacity available. We continue to see strong demand for our vessels.

                  I am happy to note that we achieved strong results despite the late start of a vessel due to an extended refit and continued low water levels on the Great Lakes.

                  I am pleased with the operating results for the quarter, and look forward to building upon this performance.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our first
                  quarter results, so I'm just going to touch on a few of the highlights. I'd like to point out that the comparable figures
                  I will be discussing for the three months ended June 30, 2005 are pro forma, and give effect to the acquisition of Lower
                  Lakes Towing and Grand River Navigation for that period.
                  However, the general and administrative expenses in the pro forma period reflect the actual expenses incurred by Lower
                  Lakes and Rand prior to the acquisitions.

                  In the first quarter, revenues excluding outside voyage charter revenue increased 28% to $19.9 million. EBITDA increased 26% from $3.4 million to $4.3 million, $336K of which was attributable to favorable exchange rates. We achieved this increase in EBITDA despite a $573K increase in general and administrative expenses. The G&A increase consisted of $430K of higher Rand costs and $143K of increased Lower Lakes expenses, including $53K related to changes in exchange rates. The higher Rand expenses included $150K of compensation, $125K of which was non-cash, and $260K of professional costs, primarily legal fees associated with first-time through SEC filings made since the Lower Lakes acquisition closed.

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                  Our first quarter is our highest quarter for cash utilization and we continue to have ample liquidity to meet our working capital needs.

                  Ed?

Ed Levy: Thanks Joe. As you all know, about two weeks ago we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive capacity utilization of three self-unloading bulk carriers, which they recently purchased from Oglebay Norton. Lower Lakes has an extensive historic relationship with Wisconsin & Michigan Steamship's parent, Sand Products Corporation. Besides being an important customer, Sand Products presently leases to Lower Lakes a self-unloading barge and the Manistee, one of our US vessels. We have the option to purchase the Manistee during the first calendar quarter of 2007, and are presently evaluating the purchase.

                  The three US-flagged vessels under time charter increase our overall daily shipping capacity by approximately 44%, and roughly double the capacity of our US fleet. The additional capacity from these three vessels facilitates the Company's next growth phase, as they provide management significant scheduling flexibility and the ability to better serve new and existing customers. The vessels have been integrated into the Lower Lakes fleet, and are being fully utilized under long-term contracts. Our product mix on these vessels is consistent with our mix prior to entering into this time charter agreement.

                  We were very pleased to complete this strategic and accretive transaction less than five months after Rand acquired Lower Lakes. The basic charter period under the agreement runs through December 31, 2008 with an extension at our option until December 2013. The time charter provides us the option to purchase the vessels at any time during the charter period.

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                  In order to facilitate this transaction, we completed a $13 million private equity placement with institutional investors. We utilized approximately $7 million of the proceeds for this transaction. The remainder of the proceeds are earmarked for discretionary investments in the existing fleet, selective acquisition opportunities and other operational needs.

                  Now I'd like to turn it back to Laurence. Laurence?

Laurence Levy:    Thanks Ed. Before we open the call for questions, I just want to touch on two things. With regard to listing on Nasdaq, we were focused on completing the time charter agreement and the related transactions over the last few months, but we and our lawyers are now actively working on a Nasdaq listing, and expect to complete the move in the near-term.

                  Regarding our long-term growth strategy, we continue to evaluate additional opportunities to build upon our strong base business and create long-term sustainable value for Rand shareholders. In this regard, our primary focus continues to be other Jones Act assets, both on the Great Lakes and elsewhere. Additionally we are exploring other assets with predictable cash flows, defined markets and barriers to entry, that focus on shipping or related areas of business.

                  With that said, operator, could you please begin the Q&A portion of the call?

Operator:         Thank you. The question and answer session will begin at this time. If you're using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received.

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                  Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

                  Our first question comes from the line of Bobby Melnick with Terrier. Please go ahead Bobby.

Bobby Melnick:    Hi. Good morning.

Laurence Levy:    Good morning Bobby.

Bobby Melnick:    In your quarter you had $1.278 million of G&A. I'm wondering is that a number that you would expect to see consistently throughout the year and specifically, in other words is that, are we now fully staffed and ready to go at that level or are there incremental expenses that you expect to incur? Or did that figure include any of some of the legal costs associated with closing some of the transactions in the first half of the year? And also I'm curious as to when our ships are not on the water is there a diminution in the G&A costs or is most of that fixed and ongoing?

Laurence Levy:    Joe, could I ask you to try and address Bobby's question?

Joe McHugh:       Yes. That was a mixture of G&A. There were some parts of the
                  G&A such as compensation and some director fees that were not quite the full quarter. For example I didn't start until May.
                  A couple of directors started in June. Ed was prorated from June, early June.

                  So the salary was not quite complete. However I would say that on the professional fees we have this quarter to go through where we actually file, the second quarter where we actually file the 10K and the 10Q. But after that I expect the legal part of the SEC costs to trend down because we now have built

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                  up the financial function in Rand and also we are building up the US GAAP capability of the Lower Lakes group where I think the cost to make these SEC filings should trend down.

                  We also had a lot of tax calculations under FAS 109 that were higher in these quarters. So the compensation is going to be a bit higher but the legal costs I expect to be lower. The other thing I'd like to point out is part of the, right at the Lower Lakes G&A cost is in Canada and that is subject to fluctuations and in fact about $53,000 in the increase in the Lower Lakes fees was the change in exchange rate.

                  There is not a significant drop off in the G&A in the fourth quarter when the ships are not operating because the executive team at both Rand and Lower Lakes are still working during that quarter. Although I think the legal costs would be lower during that quarter.

Bobby Melnick:    So I'm not asking for forward looking but you've said here that the compensation will go up, some of the professional fees will go down. You haven't really given any amplification on that. Is the number, is the pro forma number around here?
                  Is it slightly higher, slightly lower?

Joe McHugh:       I'm still trying to get my hands around that. I think the
                  incremental cost to Rand of the Rand costs now that we have bought Lower Lakes and with the executive team and the board of directors now in place we're probably in the neighborhood of a floor around a million and a half unless there's some significant transaction activity and complex SEC filing that we have to get the lawyers involved with.

Bobby Melnick:    Okay. Thank you.

Operator:         Our next question comes from the line of Michael McCarten with
                  Cross River Partners. Please go ahead Mike.

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Michael McCarten: Thank you. A couple of questions. The first is can you tell us a little bit about the sailing days. I know there were some, you had some issues last year and obviously things went better. Can you talk about how on a comp basis how the rest of the year looked? Is there reason to expect the same sort of improvement or were most of the issues worked out by this time last year?

Laurence Levy:    Scott do you want to take that?

Scott Bravener:   Yes. Most of the days last year did occur in the first quarter
                  Mike primarily due to extensive refits that we were doing on the Maumee last year. It did not sail until mid May of last season. And the Saginaw in our Canadian fleet did not sail until the middle of April due to waiting on parts to be manufactured for her turbine. That going forward through the season you would not expect to have many vessel days other than mechanical failure come up.

Michael McCarten: Okay, so...

Scott Bravener:   And on a go forward basis this season was an improvement but we still had the Calumet out of service for most of the month of April, did not sail until the 25th of April due to a refit that we were doing on that vessel. Typically our vessels would be available much earlier in the year for sailing so we do see an improvement upon that number going forward.

                  And in answer to your earlier question in the second and third quarters we do not anticipate delays, lost vessel sailing days other than for mechanical failures.

Michael McCarten: Okay, so for the remainder of the year the revenue improvement would come from the other things you mentioned - fuel surcharge, scheduling improvement and not so much on replacing lost days?

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Scott Bravener:   That's correct. In the first quarter this year our mechanical failure rate, we had a 16 day, the equivalent of a 16 day improvement from the previous year and on weather delays we had a five day improvement from the previous year. We enjoyed better sailing weather in the first quarter of this year than we did last year also.

Michael McCarten: Okay. And then can you talk a little bit about the dredging issues? I mean in the low water levels you mentioned in the press release and again today. What's been the impact of that and how does that change going forward? And you know sort of what's being done about it?

Scott Bravener:   I guess that's a twofold problem. On the first issue, on low water levels, water levels on the Great Lakes have historically run in cycles. Our last peak high water season was 1998 when we had close to record high water levels on the Great Lakes at that time. Now we've been trending over the last couple of years, both the record lows. There was some rebound last year. This year we've flipped a little bit below last year's levels but we think according to historical cycles that we're pretty close to the bottom of the cycle here right now and we should start to trend upwards if it maintains historical patterns.

                  On the dredging issue the Great Lakes basin has not received its fair share of funds within the US compared to other waterways over the past decade and the industry associations. Great Lake Maritime Task Force and the Lake Cares Association are mounting a strong lobbying effort to get a better share of dredging funds allocated for the core of engineers to the Great Lakes. As you know since the start of the Iraq confrontation, the core funds in general have been cut back and reallocated.

                  But the Great Lakes funds, compared to the tonnage that ships on the Great Lakes, we do not receive our fair share of those funds and the industry associations are now pushing to get, to

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                  put a greater emphasis on the Great Lakes region. And to get to your question on the impact, for every inch of water level we lose on our vessels we lose anywhere from 80 to 100 tons per inch, per vessel so if you multiply that over 100 trips a year and you take an average freight rate that can have a significant effect.

                  That all comes off the bottom line at the end of the year and conversely if we have an increase in water levels that will fall to the bottom line.

Michael McCarten: Great. And if I could just ask one more, on, could you tell us a little bit about the effect on EBITDA margins for this time charter agreement rather than directly owning the vessels?

Laurence Levy:    Scott can you address that?

Scott Bravener:   Well, directly owning the vessels we think our margins would be greater. We've just taken the vessels under operation under time charter and we do have time charter arrangements on other vessels that we operate and we will be evaluating these vessels over the next, for the balance of this season and into next and evaluating whether we're better off to own the vessels or continue under our time charter arrangements.

Michael McCarten: Can you give an order of magnitude as far as the margin difference? I mean is it 5% or 1%?

Laurence Levy:    Ed do you want to try and address that?

Ed Levy: I would be mindful that in our time charter agreement we are paying what is effectively financing costs as part of the time charter payments.

Michael McCarten: Right.

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Ed Levy:          And so it's hard to look at the boats on an apples to apples basis because the margin on the time charter vessels reflects the financing costs whereas it doesn't necessarily reflect it on the owned vessels.

Michael McCarten: Okay. All right. Thank you very much guys.

Laurence Levy:    Thank you Mike.

Operator:         Once again ladies and gentlemen if you would like to ask a question please press star 1 on your telephone keypad. At this time there are no additional questions. I will now turn the call back over to Mr. Levy.

Laurence Levy:    Thank you very much operator. We are optimistic about Rand current growth phase as well as the Company's longer term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you next quarter. Thank you operator and thank you all.

Operator:         Thank you sir. This concludes our conference call for today.
                  Thank you all for participating and have a nice day. All parties may now disconnect.

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